UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: WN-09-
)
)
GUARANTY BANK	)	Effective Date:
)
Austin, Texas	)
OTS Docket No. 08534)
)

ORDER TO CEASE AND DESIST

WHEREAS, Guaranty Bank, Austin, Texas, OTS Docket No. 08534 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Association,by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 USC § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Western Region (Regional Director), is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:
1.	Compliance with Laws, Regulations and Safe and Sound Practices.
The Association and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about, participating in, counseling or the aiding and abetting the unsafe or unsound practices that resulted in the current high level of classified assets, poor earnings, inadequate capital, and the failure to implement policies and strategies to mitigate concentration risks in its loan and non-agency mortgage-backed securities (MBS) portfolios.

2.	Capital.

a.         Effective immediately, the Association shall meet and maintain a core capital ratio equal to or greater than 8.00 percent and a total risk-based capital ratio equal to or greater than 11.00 percent. Effectively immediately, the Association shall calculate the risk-based capital ratio and the required amount of risk-based capital for each MBS rated below investment grade in accordance with 12 CFR § 567.6(b). Within forty-five (45) days of the date that the Association does not meet the core capital ratio of 8.00 percent and the total risk-based capital ratio of 11.00 percent, the Board shall adopt a Capital Strategic Plan and submit the Capital Strategic Plan to the Regional Director for review and written notice of non-objection.

b.          The Capital Strategic Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of date of receipt of all required regulatory approvals or 60 days after the implementation of the Capital Strategic Plan: (i) merger with, or acquisition by another federally insured depository institution or holding company thereof; or (ii) voluntary liquidation by filing an appropriate application with OTS in conformity with federal laws and regulations.

c.           Within fifteen (15) days of the date from any request by the Regional Director or his designee, the Association also shall submit the Capital Strategic Plan or an updated Capital Strategic Plan. The Board shall make any changes to the Capital Strategic Plan required by the

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Regional Director or his designee within fifteen (15) days after receipt. Thereafter, the Board shall adopt the revised Capital Strategic Plan. The Association shall provide a copy of the revised Capital Strategic Plan to OTS within five (5) days of the Board meeting at which it was adopted. The Association shall implement the Capital Strategic Plan immediately upon notification by the Regional Director to implement the Capital Strategic Plan.

d.          The Association shall provide written status reports to OTS detailing the Association’s actions taken and progress in implementing the Capital Strategic Plan by no later than the 1st and 15th of each month at all times while a Capital Strategic Plan is in effect. The bimonthly status reports shall detail: any contacts with investment bankers, any parties doing due diligence, any offers relating to an acquisition or a merger, the execution of binding letters of intent or purchase agreements, capital infusions from its holding company, Guaranty Financial Group, Inc., Austin, Texas or any other capital raising activities. The Association shall provide to OTS a notification of the termination of negotiations with any party considering the acquisition of five (5) percent or more of the stock of the Association or a subordinated debt offering within one (1) business day of the termination of the negotiations.

3.	Business Plan.

a.          By May 31, 2009, the Board shall adopt and submit a revised comprehensive two-year strategic business plan for the remainder of 2009 and 2010 (Business Plan) to OTS for review and written notice of non-objection. The Business Plan shall: (i) include a detailed and specific discussion of the Board’s plans and strategies to deploy any capital raised; (ii) set forth an analysis of the projected earnings and profitability of all existing and proposed business lines; (iii) provide for compliance with the capital levels set forth in Paragraph 2.a of this Order; (iv) provide for supported projections for the reduction of problem assets; (v) address the payments

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on subordinated debentures; (vi) address other-than-temporary-impairment (OTTI) determinations regarding unrealized losses on the MBS portfolio required by Paragraph 8 of this Order; and (vii) provide for an alternative operating strategy to be implemented immediately if the Association does not meet the capital targets set forth in Paragraph 2.a of this Order and during the interim period of the implementation of recapitalization of the Association in accordance with Paragraph 2.b of this Order. The alternative operating strategy shall address the feasibility of additional reduction of cost and revenue enhancement programs.

b.         The Business Plan shall also include a detailed description of all well-supported assumptions used to prepare the pro forma statements, including, but not limited to: (i) comprehensive pro-forma earnings, capital, and cash flow projections (incorporating projections from the Liquidity Management Plan adopted pursuant to Paragraph 6 of this Order and the restrictions on operations set forth in this Order) based on best and worse case scenarios; (ii) the assumed interest rate scenarios; (iii) assumptions used for non-interest income and non-interest expenses; (iv) assumptions for forecasting loan losses or charge-offs and the disposition of problem assets; (v) assumptions used for loan origination rates, taking into consideration current national and regional economic conditions; (vi) assumptions used to determine the appropriate portfolio mix, including the consideration of credit, liquidity, interest rate, operational, reputation, and compliance risks; and (vii) assumptions for the start-up costs, volumes, and expected returns on any new business lines, products, or services.

c.      The Association shall make any required modifications to the Business Plan required in writing by the Regional Director or his designee within ten (10) days after receipt. Thereafter, the Board shall adopt and the Association shall immediately implement the revised Business Plan. The Association shall provide a copy of the revised Business Plan and the Board

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meeting minutes reflecting the Board’s adoption of the revised Business Plan to OTS within five (5) daysafter the Board meeting. The Association shall submit any proposed material deviations to the Business Plan to the Regional Director for review and a written non-objection at leastfifteen (15) days prior to implementation. A deviation shall be considered material under this Paragraph when the Association: (i) engages in any material activity, line of business, or operation that is inconsistent with the Business Plan; (ii) exceeds the level of any activity or growth contemplated in the Capital Plan by more than10 percent, unless the activity involves assets risk-weighted 50 percent or less, in which case a variance of more than 25 percent shall be deemed to be a material deviation; or (iii) falls below or fails to meet the target amounts established in the Capital Plan by more than 10 percent.

d.           Notwithstanding the foregoing, none of the following deviations shall be deemed to be material: (i) a change of 10 percent or less in any balance sheet category; or (ii) a change of 10 percent or less in any income statement category. For purposes of this Paragraph, a balance sheet category is defined as cash, investments, 1-4 family permanent mortgage loans, consumer loans, nonhomogeneous loans, MBS, other investment securities, fixed assets, retail deposits, wholesale deposits, advances from the Federal Home Loan Bank, other borrowed money, other liabilities, and equity capital. For purposes of this Paragraph, an income statement category is defined as interest income, interest expense, noninterest income, noninterest expense, and extraordinary items. In addition, a change of 20 percent or less in net income or 20 percent or less in the amount of real estate owned shall not be deemed material for purposes of this Paragraph.

e.           Within fifteen (15) days after the end of each month, beginning with the month ending May 31, 2009, Management shall prepare and submit to the Board and OTS monthly

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variance reports regarding the Association’s compliance with the Business Plan. Such variance reports shall: (i) detail actual operating as compared with projected results; (ii) discuss any changes required in the Association’s business strategy due to a change in market conditions or other common factors; (iii) discuss the status of cost cutting and revenue enhancement; and (iv) provide an explanation for any material deviation from the Business Plan or any plan under consideration to correct each material deviation. The Board’s review of the Business Plan and related variance reports shall be fully documented in the Board minutes and the variance reports and minutes shall be submitted to the Regional Director within five (5) days of the Board meeting.

f.         Within fifteen (15) days of the end of each month, beginning with the month ending April 30, 2009, Management shall provide to the Board a monthly assessment of the sufficiency of the Association’s capital levels relative to the Association’s risk profile, classified asset levels, ALLL, the evaluation of, and need for OTTI charges on the MBS portfolio, profitability of business lines, and trends in all of the above-listed areas. The Board’s review of such report shall be fully documented in the Board minutes and the reports and minutes shall be submitted to OTS within five (5) days of the Board meeting.

g.            Within twenty (20) days of the end of a quarter, beginning with the quarter ending June 30, 2009, the Board shall also review and address the external and internal risks that may affect the Association’s ability to implement the Business Plan. This review shall include, but not be limited to, adverse scenarios relating to asset or liability mixes, interest rates, staffing levels and expertise, operating expenses, marketing costs, and economic conditions in the markets where the Association is operating.

h.	The Association shall notify OTS regarding any new material event affecting or that

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may affect the balance sheet or the cash flow of the Association within one (1) business day of such event.

4.	Restriction on Asset Growth.

Effective immediately, the Association shall limit its asset growth in any quarter to an amount not to exceed net interest credited on deposit liabilities during the quarter without the prior written non-objection of the Regional Director.

5.	Brokered Deposits Restriction.

a.          Effective immediately, the Association shall not accept brokered deposits, including deposits covered by 12 CFR § 337.6(a)(5) except in compliance with 12 CFR § 337.6(b)(2), unless a waiver is granted by the Federal Deposit Insurance Corporation (FDIC).

b.          The Association shall provide to OTS: (i) written notice if the Association requests a waiver from the FDIC; and (ii) a copy of the FDIC’s correspondence indicating its disposition of any request for such a waiver.

6.	Liquidity Management Plan.

a.            By May 31, 2009,the Board shall approve a revised written liquidity management and contingency plan (Liquidity Management Plan) that: (i) provides for the safe and sound management of liquidity in accordance with OTS Thrift Bulletin 77, the Interagency Advisory on the Use of the Federal Reserve's Primary Credit Program in Effective Liquidity Management, and any other applicable guidance; (ii) sets forth short-term and long-term sources of liquidity and cash flow, both into and out of the Association; (iii) addresses minimum acceptable excess borrowing capacity, including its capacity to borrow from a Federal Home Loan Bank and/or a Federal Reserve Bank; (iv) sets forth a plan to address the pay-off of brokered deposits and other certificates of deposit as they mature in 2009 and 2010; (v) prescribes specific limits on

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funding concentrations, overall non-core deposit funding limit, and minimum level of available unpledged liquid assets for meeting liquidity needs; (vi) addresses contingency plans for implementation in the event of unanticipated withdrawals of deposits and a reduction or elimination of current sources of funds; (vii) provides for the stress testing of the availability of all funding sources under various stress scenarios; (viii) addresses compliance with Paragraph 5 of this Order regarding the restrictions on brokered deposits, including, but not limited to monitoring of interest rates paid on deposits; and (ix) provides for ongoing monitoring by the Association’s Management and oversight by the Board.

b.            The Association shall make any modifications to the Liquidity Management Plan required in writing by the Regional Director or his designee withinten (10) days after receipt. Thereafter, the Board shall adopt and the Association shall immediately implement the revised Liquidity Management Plan. The Association shall provide a copy of the revised Liquidity Management Plan and the Board meeting minutes reflecting the Board’s adoption of the revised Liquidity Management Plan to OTS within five (5) daysafter the Board meeting.

c.        Within twenty (20) days after the end ofeach month, beginning with the month ending March 31, 2009, the Association’s Management shall provide to OTS copies of reports from the Association’s Treasury Department that provide a liquidity forecast for the subsequent three months and twelve months, respectively, including, but not limited to a schedule of funding obligations and funding sources.

d.        Within twenty (20) days after the end of each quarter, beginning with the quarter ending March 31, 2009, the Association shall submit reports to OTS regarding the Board’s quarterly review of the Association’s liquidity position and its determination regarding any

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required amendments of the Association's Liquidity Management Policy to address any adverse change in the Association’s liquidity risk profile.

e.        Effective immediately, the Association shall provide written notification to OTS within one (1) business day of Association’s receipt of any information from the Federal Home Loan Bank regarding restrictions on the Association’s borrowing capacity or requirements for additional collateral.

7.	Capital Distributions and Stock Repurchases.

a.            Effective immediately, the Association or any of its Subsidiaries shall not declare, make, or pay any dividends or other capital distributions or purchase, repurchase, or redeem or commit to purchase, repurchase, or redeem any Association’s common or preferred shares without the prior written notice of non-objection of OTS.

b.              The written request for such non-objection shall contain current and pro forma projections regarding the Association’s capital, asset quality, earnings, and ALLL, and shall document the Association’s compliance with the capital ratios set forth in Paragraph 2.a of this Order. The Association shall submit its written request for non-objection to engage in the transaction set forth in Paragraph 7.a of this Order to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment, capital distribution, or stock transaction and only provided that the Association is in compliance with the capital ratios set forth in Paragraph 2.a of this Order.

8.	Fair Value/Other -Than -Temporary Impairment Policy.

a.          By May 31, 2009, the Board, with the assistance of outside consultants if deemed appropriate, shall review the adequacy of the documentation of Management’s process of

_________________________

 The term “Subsidiary” is defined at 12 CFR § 559.2.

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assigning a fair value to the non-agency and agency MBS portfolios and determine whether there is OTTI for any of the non-agency and agency MBS portfolios as required under generally accepted accounting principles (GAAP). The Board’s review shall consider, but not be limited to, the adequacy of Management’s written source documentation of the assumptions, inputs, and data to support determinations regarding OTTI. The Board’s review shall also include a reconciliation of the assumptions with the resulting conclusions regarding OTTI and the adequacy of Management’s analytical process relating to the determination of fair value, as required by Statement of Financial Accounting Standard (SFAS) No. 157, and OTTI determinations.

b.          By May 31, 2009, the Board shall adopt and submit to OTS for written notice of non-objection a revised Fair Value/OTTI Policy that sets forth, at a minimum, the following: (i) detailed written guidelines, consistent with GAAP, that include, among other authoritative literature, the application of Emerging Issues Task Force (EITF) No. 99-20 and SFAS No. 115, including any and all other issuances that provide applicable guidance relating to the evaluation and determination of OTTI; (ii) specific detailed criteria and supporting underlying assumptions for determining the appropriate level of measurement within the fair value hierarchy as set forth in SFAS No. 157; (iii) specifically defined indicators the presence of which would trigger a determination that a specific investment security would be deemed to have incurred OTTI; and (iv) a discussion or requirement indicating when and under what circumstances Management would be required to document the determination for OTTI of investment securities more frequently than quarterly.

c.          The Association shall make modifications to the Fair Value/OTTI Policy in accordance with GAAP and as may be required in writing by the Regional Director or his

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designee within ten (10) days after receipt. Thereafter, the Board shall adopt and the Association shall immediately implement the revised Fair Value/OTTI Policy. The Association shall provide a copy of the revised Fair Value/OTTI Policy and the Board meeting minutes reflecting the Board’s adoption of the revised Fair Value/OTTI Policy to OTS within five (5) days after the Board meeting.

9.	Reports on Mortgage-Backed Securities Portfolio.

a.          Effective immediately, the Association shall provide a written notification to OTS immediately upon receipt of information regarding any downgrades in the investment grade ratings of any MBS.

b.          Bytwenty (20) days after the end of each month, beginning with the month ending March 31, 2009,the Association shall submit a monthly status report notifying OTS of: (i) the amount of unrealized losses on the Association’s non-agency and agency MBS portfolios, delineated by securities available for sale and securities held to maturity; and (ii) the investment grade ratings of non-agency and agency MBS portfolios.

c.          By twenty (20) daysafter the end ofeach quarter, beginning with thequarter ending March 31, 2009, the Association shall submit quarterly reports to OTS that address: (i) the evaluation of impaired securities, including but not limited to whether any of the unrealized losses should be considered OTTI; (ii) specific changes made by Management to the inputs under the assumptions used in determining fair value; and (iii) Management’s analyses of the appropriate accounting adjustments, if any, under GAAP. This report shall set forth, in narrative format, the process by which the Association evaluates the existence of OTTI, including but not limited to, the inputs and assumptions used by Management in valuing investment securities in

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accordance with Paragraph 8.b of this Order and also demonstrating the Association’s intent and ability to hold the securities to forecasted recovery.

d.          The Association shall make all appropriate accounting adjustments as required under GAAP.

10.	Commercial Real Estate Risk Analysis.

a.            By July 31, 2009, the Board shall adopt a revised plan (CRE Risk Assessment Plan) for assessing, monitoring, and controlling the risks associated with commercial real estate loan transactions in accordance with the guidelines in OTS CEO Letter No. 252, entitled “Guidance on Commercial Real Estate (CRE) Concentration Risks,” dated December 14, 2006 (CEO Letter No. 252). The revised CRE Risk Assessment Plan shall, at a minimum, address the following:

i.	Establishment of an acceptable level of commercial real estate concentration risk that include limits on certain types of borrowers or property types;
ii.

Completion of portfolio level stress tests or sensitivity analyses at designated time frames to quantify the impact of changing economic conditions, including, but not limited to those affecting certain relevant industries or sectors on asset quality, earnings, and capital;

iii.	Establishment of internal controls to monitor compliance with the concentration limits and the Association’s commercial and commercial real estate loan policies and strategies;
iv.	Periodic review and approval of the commercial real estate loan risk exposure limits;

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v.

Establishment of a portfolio management process to evaluate the overall exposure to economic risk factors and to develop contingency plans to mitigate concentration risk in the event of adverse market conditions;

vi.	Development of a management information system that stratifies the commercial real estate loans by key factors used in delineating risks;
vii.

Submission to, and review of information by the Board that identifies and quantifies the nature and level of risk presented by the commercial real estate concentration   no less than on a quarterly basis, beginning with the quarter ending June 30, 2009; and

viii.

Revision of the Association’s commercial real estate loan policy and risk management policy, to the extent necessary, to reflect the results of the risk analysis and the guidelines set forth in CEO Letter No. 252 and to ensure that the loan policies remain appropriate for the market conditions.

b.            By July 31, 2009, the Board shall submit to OTS the Board minutes documenting the adoption and the implementation of the CRE Risk Assessment Plan. Within five (5) days after the Board meeting where the Board’s review of the results of stress testing required by this Paragraph. The Association shall submit the stress testing report to OTS and a copy of the Board minutes documenting its review.

11.	Portfolio Concentrations.

a.           By July 31, 2009, the Board shall adopt and submit to OTS for written notice of non-objection a revised Risk Management Policy that: (i) sets forth detailed strategies for mitigation of risk within the Association’s loan and investment portfolios on an enterprise basis and that establishes a requirement for periodic reporting by Management to the Board; (ii)

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establishes a process for monitoring the conditions in the geographic markets to ensure the concentration limits remain appropriate; (iii) requires Management’s submission of concentration reports, on at least a quarterly basis, to the Board that set forth key risk metrics for the agency and non-agency MBS portfolios; and (iv) establishes a process for an assessment of the effectiveness of risk mitigation practices for the MBS portfolio. The Association shall make modifications to the Risk Management Policy as may be required in writing by the Regional Director or his designee within ten (10) days after receipt. Thereafter, the Board shall adopt and the Association shall immediately implement the revised Risk Management Policy. The Association shall provide a copy of the revised Risk Management Policy and the Board meeting minutes reflecting the Board’s adoption of the revised Risk Management Policy to OTS within five (5) days of the Board meeting.

b.          By twenty (20) days after the end of each quarter, beginning with the quarter ending June 30, 2009, the Board shall review the adequacy of Management’s reports addressing portfolio concentrations and the Association’s risk management actions implemented to mitigate the concentration risks in accordance with the revised Risk Management Policy, document its review in the Board minutes, and submit to OTS a copy of the Board minutes documenting its review.

12.	Asset Classification.

a.            Effective immediately, the Association shall establish reserves for losses on impaired loans either by establishing a specific valuation allowance or by recording a charge-off in accordance with SFAS No. 114.

b.            By July 31, 2009, the Board shall adopt a system of internal controls to verify that Management is timely recognizing losses on impaired loans in accordance with SFAS No. 114

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and submit documentation of the implementation of such system to OTS. Within five (5) days of the Board meeting, the Board shall submit a copy of the Board minutes documenting its review and approval of the aforementioned system of internal controls and Management’s submission to the Board to OTS.

c.            By July 31, 2009, the Board shall adopt and submit to OTS a revised ALLL Policy: (i) to address the factors used in determining the unallocated reserve and the provision for doubtful classification in accordance with the guidelines set forth in 12 CFR § 560.160, Section 260 (Classification of Assets) of the OTS Examination Handbook, and OTS CEO Letter No. 250, dated December 13, 2006, and entitled “Interagency Policy Statement on the Allowance for Loan and Lease Losses and Questions and Answers on Accounting for Loan and Lease Losses” (CEO Letter No. 250); (ii) to provide for the appropriate ALLLs for the CRE portfolio; (iii) to provide for the appropriate asset classification of impaired loans under SFAS No. 114; and (iv) to implement the requirements of SFAS Nos. 5 and 114, with respect to troubled debt restructuring (TDR) and loan modification, to require documentation of the determination of whether a loan modification is a troubled debt restructuring. The Association shall make modifications to the ALLL Policy as may be required in writing by the Regional Director or his designee within ten (10) days after receipt. Thereafter, the Board shall adopt and the Association shall immediately implement the revised ALLL Policy. The Association shall provide a copy of the revised ALLL Policy and the Board meeting minutes reflecting the Board’s adoption of the revised ALLL Policy to OTS within five (5) days of the Board meeting.

d.          Within twenty (20) days after the end ofeach month, beginning with themonth ending March 31, 2009, the Association’s Management shall submitmonthly status reports to OTS regarding all loans in the homebuilder portfolio that are classified assets and any real estate

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owned resulting from these classified assets. The status report shall set forth, at a minimum: (i) date(s) and amounts of payments due and the last payment made; (ii) the current appraised or estimated value of the collateral and the findings from any property inspections; (iii) analysis of the borrower’s and/or guarantor’s current financial condition; (iv) the asset classification category, any allocated ALLL, and the rationale for the classification; (vi) the current strategy for resolving the classified asset that was approved by the Board or Board Committee; and (vii) the status of foreclosure or bankruptcy proceedings.

e. Effective immediately, the Association shall account all TDRs in compliance with SFAS Nos. 5 and 114.

13.	Real Estate Owned Policy and Procedures.

a.          By July 31, 2009, the Board shall adopt and submit to OTS a strategic plan and policy for the management and disposition of real estate owned (REO Management and Disposition Policy). The REO Management and Disposition Policy shall address, at a minimum, the following:

i.	The write-down of foreclosed property upon receipt of the acquisition appraisal, with a carrying value net of selling costs;
ii.	Establishment of guidelines for the frequency of appraisals for real estate owned (REO) located in depressed or declining markets;
iii.	Establishment of estimated contingencies for REO, including but not limited to, estimated costs to complete partially completed homes and sites developments;
iv.	Development of asset disposition plans for REO by individual property, geographical location, borrower, or other common factor; and

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v.	Establishment of appropriate staffing levels, oversight of the management and disposition of REO, and reporting to the Board.

b.            The Association shall make modifications to the REO Management and Disposition Policy as may be required in writing by the Regional Director or his designee within ten (10) days after receipt. Thereafter, the Board shall adopt and the Association shall immediately implement the revised REO Management and Disposition Policy. The Association shall provide a copy of the revised REO Management and Disposition Policy and the Board meeting minutes reflecting the Board’s adoption of the revised REO Management and Disposition Policy to OTS within five (5) days of the Board meeting.

c.            The Association shall immediately implement the revised REO Management and Disposition Policy upon the Board’s adoption.

14.	Loan Modifications.

a.            By July 31, 2009, the Board shall adopt and submit to OTS for written notice of non-objection a written policy for modification of loans (Loan Modification Policy) that sets forth requirements for underwriting, accounting, classification, and reserve allocation, including, but not limited to: (i) the reporting of loan modifications under the loan retention program as TDRs, unless the loan has mortgage insurance; (ii) the classification of loans modified; and (iii) the calculation of appropriate allowance to address the difference between the book value of the original loan and the present value of the expected cash flows of the modified loans.

b.            The Association shall make modifications to the Loan Modification Policy as may be required in writing by the Regional Director or his designee within ten (10) days after receipt. Thereafter, the Board shall adopt and the Association shall immediately implement the revised Loan Modification Policy. The Association shall submit a copy of the revised Loan

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Modification Policy and the Board meeting minutes reflecting the Board’s adoption of the revised Loan Modification Policy to OTS within five (5) days of the Board meeting.

15.	Restrictions on Transactions with Affiliates.

Effectively immediately, the Association shall not engage in any transaction with an affiliate (other than exempt transactions under 12 CFR Part 223) without the prior written notice of non-objection of the Regional Director or his designee, except in accordance with transactions or written agreements existing as of February 20, 2009 that comply with 12 CFR § 563.41(c) and 12 CFR Part 223 (TWA Rules), or that are in conjunction with GFG’s provision of capital to the Association. The Association shall provide at least thirty (30) days prior written notice of such transaction, which notice shall include:

a.            A full description of the proposed transaction (including, at a minimum, the information required by the record-keeping requirements of 12 CFR § 563.41(c)(3));

b.	Copies of all pertinent transaction documents;

c.          A legal opinion, provided by counsel experienced in the application of the TWA Rules, which includes the rationale and precedent supporting the conclusion that the proposed transaction comports with the TWA Rules; and

d.           A letter signed by the Chairman of the Board indicating that the Board has reviewed the proposed transaction and finds that it: (i) comports with the TWA Rules; and (ii) is in the Association’s best interests.

16.	Contracts Outside of the Ordinary Course of Business.

Effective immediately, the Association and its Subsidiaries shall not enter into any third-party contracts outside of the normal course of business without the prior written notice of non-objection of OTS. To seek such non-objection, the Association shall provide thirty (30) days

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advance written notice to OTS of any such proposed contract. At a minimum, such notice shall set forth the Association’s reasons for seeking the contract and shall transmit a copy of the proposed contract pursuant to OTS Examination Handbook § 310 and OTS Thrift Bulletin 82a.

17.	Employment Contracts and Compensation Arrangements.

a.            Effective immediately, the Association shall not enter into, renew, extend, or revise any contractual arrangement related to compensation or benefits with any director or officer of the Association unless it first provides OTS with not less than thirty (30) days prior written notice of the proposed transaction. The notice to OTS shall include a copy of the proposed employment contract or compensation arrangement, or a detailed written description of the compensation arrangement to be offered to such director or officer, including, but not limited to all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to OTS fully complies with the requirements of 12 CFR Part 359, 12 CFR §§ 563.39 and 563.161(b), and 12 CFR Part 570–Appendix A.

b.         Effective immediately, the Association shall not pay any bonuses to its officers or increase the compensation of its directors and officers without the prior written non-objection of OTS. The Board shall specifically address in its consideration of the payment of a bonus or an increase in compensation of a director or an officer the following: (i) the factors set forth in OTSExamination Handbook § 310; and (ii) the requirements of 12 CFR Part 570-Appendix A. The Association’s request to OTS under this Paragraph 17 shall include a copy of the Board minutes evidencing the Board’s review of the bonus payment in accordance with the requirements of this Paragraph and the supporting documentation provided to the Board.

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18.	Management Changes.

Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and senior executive officers as set forth in 12 CFR Part 563, Subpart H.

19.	Severance and Indemnification Payments.

Effective immediately, the Association shall not make any golden parachute payment or prohibited indemnification payment unless, with respect to each such payment, the Association has complied with the requirements of 12 CFR Part 359 and as to indemnification payments, 12 CFR § 545.121.

20.	Applicability of Order Requirements to Subsidiaries.

The Association (including its Board and Management) shall ensure that each of its Subsidiaries complies with the requirements of this Order.

21.	Violations of Law.

a.          By June 30, 2009, the Board shall ensure that all violations of law, rule, and/or regulation cited in the September 2, 2008 Examination are corrected. By July 31, 2009, the Board shall prepare, adopt, and thereafter ensure that the Association adheres to specific procedures to prevent future violations.

b. Withinsixty (60) daysof receipt of any subsequent OTS Report of Examination, internal audit report, independent external audit report, or other report prepared by the Association employees, agents, or independent contractors, which cites or discusses any weakness, deficiency, or violation of law, rule, or regulation, the Board shall prepare, adopt, and

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 The term “golden parachute payment” is defined at 12 CFR § 359.1(f).

 The term “prohibited indemnification payment” is defined at 12 CFR § 359.1(l).

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thereafter ensure the Association adheres to specific procedures to correct such weaknesses, deficiencies, and violations and to prevent future weaknesses, deficiencies, and violations.

22.	Compliance with this Order.

a.            Effective immediately, the Board shall establish and appoint an oversight committee of the Board (the Compliance Committee) comprised of at least three directors, the majority of whom shall be outside directors. For purpose of this Paragraph, the term “outside directors” shall mean any director who is not: (i) a controlling shareholder (as defined in 12 CFR. § 215.2(m)); (ii) a salaried officer or employee of the Association or its subsidiaries; or (iii) a salaried officer or employee of an affiliate.

b.            Beginning at the first regular meeting of the Boardafter the end of the first full month after the effective date of this Order and monthly thereafter, the Compliance Committee shall provide a written progress report to the Board and to OTS that: (i) describes the actions taken by the Association to comply with this Order and the results of such actions; (ii) identifies remaining actions to be completed within the month; and (iii) identifies with specificity any noncompliance with the Order and remedial actions taken or proposed with respect to any noncompliance.

c.            Within thirty (30) days after the end of each month, the Board shall adopt and submit to OTS a certified copy of a board resolution (Compliance Resolution), addressing whether, to the best of its knowledge and belief, the Association has complied with each provision of this Order currently in effect. The Compliance Resolution shall specify in detail how, if at all, full compliance was found not to exist and set forth, in detail, additional corrective actions or steps adopted or required by the Board to address each instance of noncompliance. Within five (5) days of the meeting of the Board at which the Compliance Resolution was adopted, the Association

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Order to Cease and Desist

shall provide to OTS a certified copy of each Compliance Resolution and any compliance reports from Management that were reviewed during the Board meeting.

d.            Nothing contained herein shall diminish the responsibility of the Board of the Association to ensure the Association’s compliance with the provisions of this Order.

23.	Effective Date, Incorporation of Stipulation.

This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

24.	Duration.

This Order shall remain in effect until terminated, modified or suspended, by written notice of such action by OTS, acting by and through its authorized representatives.

25.	Time Calculations.

a.           Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

b.          The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

26.	Submissions and Notices.

a.           All submissions, including progress reports, to OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

b.          Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

Guaranty Bank

OTS Docket No. 08534

Order to Cease and Desist

(i)	To OTS:

Regional Director C.K. Lee
Attn: Assigned Assistant Director
Office of Thrift Supervision
225 E. John Carpenter Freeway, Suite 500
Irving, Texas 75062-2326
Fax No.: (972) 277-9501

(ii)	To the Association:
Attn: President and COO Kevin Hanigan
Guaranty Bank
8333 Douglas Avenue
Dallas, Texas 75225
Fax No.: (214) 360-8693

27.	No Violations Authorized.

Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

/s/ C.K. Lee

By:______________________________

C.K. Lee
Regional Director, Western Region

Date: See Effective Date on page 1

Guaranty Bank

OTS Docket No. 08534

Order to Cease and Desist